UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Unizan Financial Corp.

(Name of Registrant as Specified In Its Charter)

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Unizan Financial Corp.

220 Market Avenue South

Canton, Ohio 44702

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 28, 2004

Unizan Financial Corp.’s 2004 Annual Meeting of the shareholders will be held at the Unizan Technology & Training Center, 113 North 5th Street, Zanesville, Ohio, on Tuesday, December 28, 2004, at 10:00 a.m. for the following purposes:

(1)  to elect six directors to serve until the 2007 Annual Meeting or until their successors are elected and qualified; and

(2)  to transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on November 1, 2004, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the meeting in person. If you attend the meeting, you may withdraw your proxy and cast your vote in person.

Roger L. Mann

President & Chief Executive Officer

Canton, Ohio

November 7, 2004

Unizan Financial Corp.

220 Market Avenue South

Canton, Ohio 44702

This proxy statement is furnished to Unizan Financial Corp. shareholders in connection with the solicitation of proxies for use at the 2004 Annual Meeting of Shareholders, which will be held at the Unizan Technology & Training Center, 113 North 5th Street, Zanesville, Ohio, on Tuesday, December 28, 2004, at 10:00 a.m. References in this proxy statement to “Unizan” mean Unizan Financial Corp., formerly known as UNB Corp., the company resulting from the March 7, 2002 merger of UNB Corp. and BancFirst Ohio Corp. The accompanying proxy is solicited by Unizan’s board of directors. This proxy statement and the proxy are being mailed on or about November 7, 2004.

INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the Annual Meeting, we will ask Unizan shareholders to elect six directors to serve until the 2007 Annual Meeting or until their successors are elected and qualified.

Voting and Revocation of Proxies

Proxies solicited by this proxy statement may be used at the Annual Meeting only. All properly executed proxies will be voted in accordance with the directions given. If you specify a choice for the proposal to be acted upon, the proxy will be voted in accordance with your specifications. If you do not specify a choice, your proxy will be voted FOR election of the nominees identified herein.

You retain the right to revoke your proxy at any time before the Annual Meeting is completed, but revocation will not affect a vote previously taken. You may revoke a proxy by executing a later dated proxy or by giving notice of revocation to Unizan in writing or at the meeting.

A written notice revoking a proxy should be delivered to Roger L. Mann, President and Chief Executive Officer, Unizan Financial Corp., 220 Market Avenue South, Canton, Ohio 44702. Unless revoked, the shares represented by proxies will be voted at the Annual Meeting.

Record Date and Outstanding Shares

Shareholders of record at the close of business on November 1, 2004, are entitled to vote at the meeting. The number of shares outstanding on November 1, 2004 was 22,062,998. Unizan Financial Services Group, National Association, a subsidiary of Unizan, holds shares of Unizan stock with voting authority in various fiduciary capacities. The total number of shares held by Unizan Financial Services Group, National Association on November 1, 2004, was 1,388,168 shares, which represents 6.3% of the shares outstanding. Voting rights of such shares will be voted by the trustee or passed through to the various trust donors, beneficiaries, or others according to the terms of the applicable trust documents.

Quorum

For purposes of the election of directors, the presence in person or by proxy of holders of one third or more of Unizan’s outstanding shares constitutes a quorum.

Vote Required

Directors are elected by a plurality vote of shareholders present in person or by proxy and constituting a quorum at the Annual Meeting. The nominees receiving the greatest number of votes will be elected, and no minimum number of votes is necessary.

You may vote cumulatively in the election of directors if any Unizan shareholder follows the procedures specified in the Ohio general corporation law for invoking cumulative voting rights. When shares are voted cumulatively, you multiply the number of shares you own by the number of directors to be elected to determine the total number of votes you may cast. You may give any one or more of the nominees any portion of the total number of your votes. To invoke the right to vote cumulatively in the election of directors, a shareholder must give advance written notice of his or her desire that voting in the election of directors be cumulative. The notice must be given to Unizan’s Chairman, President, or Secretary at least 48 hours before the time fixed for holding a meeting to elect directors. If, at the convening of the meeting, an announcement of the cumulative voting notice is then made by the chairman of the meeting or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting rights in the election of directors. Proxies solicited by the board of directors would also be voted cumulatively if that occurs. For all other purposes, each share is entitled to one vote.

Abstentions and Broker Non-Votes

You may withhold authority to vote for any or all director nominees. Although they are counted for purposes of establishing that a quorum is present, abstentions and broker non-votes are not counted as votes cast. Because directors are elected by a plurality of votes cast, abstentions and broker non-votes have no effect on the election of directors.

Principal Shareholders

To the best of Unizan’s knowledge, no person beneficially owns more than 5% of Unizan’s outstanding shares. The following table shows the beneficial ownership of Unizan’s common stock on November 1, 2004 by

•	each director and director nominee;

•	each executive officer identified in the Summary Compensation Table; and

•	all directors and executive officers as a group.

For purposes of the table, a person is considered to own beneficially any shares over which he or she exercises sole or shared voting or investment power or over which he or she has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, voting power and investment power are exercised solely by the person named or they are shares with members of his or her household.

Directors, nominees and executive officers	Shares beneficially owned	Shares acquirable within 60 days by exercising options[1]	Percent of stock[2]
Louis V. Bockius III	79,728	1,000	0.3659%
Philip E. Burke	23,274	1,000	0.1100%
E. Lang D’Atri	33,981	1,000	0.1586%
Roger L. DeVille	45,000	5,000	0.2266%
Frank J. Dosch, CLU, ChFC	12,887	1,000	0.0629%
Gary N. Fields, Chairman of the Board	34,746	78,179	0.5118%
Susan S. Holdren	88,084	1,000	0.4038%
Edgar W. Jones, Jr.	108,643	-0-	0.4924%
Gene E. Little	1,954	2,000	0.0179%
Russell W. Maier	24,583	1,000	0.1160%
Roger L. Mann, President and Chief Executive Officer	41,071	226,944	1.2148%
James M. Matesich	10,031	1,000	0.0500%
James L. Nichols	26,222	1,000	0.1234%
E. Scott Robertson	8,298	4,400	0.0576%
Karl C. Saunders, M.D., MBA, F.A.C.S.	32,079	1,000	0.1499%
Marc L. Schneider	25,518	-0-	0.1157%
George M. Smart	5,456	1,000	0.0293%
William T. Stewart, Ph.D., P.E.	35,890	1,000	0.1672%
John W. Straker, Jr.	681,830	1,000	3.0949%
Warren W. Tyler	1,410	3,000	0.0200%
Edward N. Cohn, Unizan Bank, National Association, Executive Vice President	50,318	-0-	0.2281%
James B. Baemel, Unizan Bank, National Association, Executive Vice President	5,054	-0-	0.0229%
Scott E. Dodds, Unizan Bank, National Association, Executive Vice President	8,302	-0-	0.0376%
James H. Nicholson, Executive Vice President, Chief Operating Officer and Chief Financial Officer	40,121	49,445	0.4060%

All directors, nominees, and executive officers as a group (24 people)	1,424,480	380,968	8.1831%

(1)	Represents shares subject to stock options exercisable within 60 days.
(2)	For each individual, “Percent of stock” is calculated by taking into account options exercisable within 60 days by that person, but no other options. Likewise, “Percent of stock” for all directors, nominees and executive officers as a group is calculated by taking into account all options exercisable within 60 days by them, but no other options.

ELECTION OF DIRECTORS

Board of Directors

Merger-Related Corporate Governance Provisions Continue to Apply.    The merger of BancFirst Ohio Corp. into UNB Corp. was completed on March 7, 2002, under the terms of the September 5, 2001 Agreement of Merger and Plan of Reorganization among UNB Corp., United National Bank & Trust Co., BancFirst Ohio Corp. and The First National Bank of Zanesville. The corporate governance provisions in Article II of the merger agreement remain in effect and will not terminate until December 31, 2005. The corporate governance provisions in Article II influence the size of the board, classification of directors among the three classes, nominations of directors, and composition of board committees, providing also for equal distribution of board and committee seats on the board of directors and board and committee seats of Unizan’s subsidiaries. The corporate governance provisions also designate directors and board and committee seats of Unizan’s subsidiaries. The corporate governance provisions also designate the persons who will serve as Chairman of the Board, President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, stating that removal of any of them from office would require the affirmative vote of at least 75% of the directors then in office, rather than a majority of directors. Most of the merger agreement’s corporate governance provisions are incorporated into Unizan’s Code of Regulations as well, also effective until December 31, 2005. A copy of Unizan’s Code of Regulations was included with the November 28, 2001 joint proxy statement and prospectus of UNB Corp. and BancFirst Ohio Corp.

Size of the Board.    The Board of Directors currently consists of twenty members. The board’s size may be changed before December 31, 2005 by the affirmative vote of 75% of the directors then in office. After December 31, 2005, the board may change its own size by the affirmative vote of a majority of directors. Shareholders may also act to change the board’s size by the vote of a majority of the shares represented at a meeting called for the purpose of electing directors.

Classification of Directors and Term.    Divided into Classes I, II, and III, directors serve staggered three-year terms so that one class only is elected at each Annual Meeting. Consistent with the corporate governance provisions stated in the merger agreement, BancFirst Ohio Corp. designated ten of the twenty directors and UNB Corp. designated the other ten.

Director Nominations.    The Nominating and Corporate Governance Committee, a board committee consisting of four non-employee directors has the right to recommend nominees to the full board. The committee acts by a majority vote. The Nominating and Corporate Governance Committee recommends nominees to the full board, but the full board retains authority to determine whom the board’s director nominees will be.

Shareholders’ Director Nominations.    In addition to nominees recommended by the Nominating and Corporate Governance Committee, the full board may consider nominees recommended in writing by shareholders. Under Unizan’s amended Code of Regulations, after December 31, 2005, director nominations also may be made by shareholders. Shareholder nominations must be in writing and delivered or mailed to the President and Chief Executive Officer and to the Chairman of the Federal Reserve Board in Washington, D.C. The shareholder’s nomination must be made no fewer than fourteen and no more than fifty days before a meeting of shareholders called for the election of directors. The shareholder’s written nomination must identify (a) the name and address of the nominee, (b) the nominee’s principal occupation, (c) the total number of Unizan shares that will be voted for each proposed nominee, (d) the name and address of the shareholder, and (e) the number of Unizan shares owned by the shareholder.

A person is ineligible to serve as a director after reaching age seventy, and his or her director service terminates automatically when he or she reaches age seventy.

Nominees for Election at the 2004 Annual Meeting.    The nominees for election at the 2004 Annual Meeting are all currently serving as Class II directors. The nominees have been approved by the Board of Directors, including a majority of the independent directors. Information concerning the nominees follows. If a nominee becomes unavailable to serve for any reason, the persons named as proxies will vote for a substitute nominee recommended by the nominating committee and approved by the board of directors. We have no reason to believe that the identified nominees will be unable to serve if elected.

Nominees for Class II, for the term expiring at the 2007 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2003 while serving	Principal occupation in the past five years
E. Lang D’Atri	66	1978	100%	Attorney with Zollinger, D’Atri, Gruber, Thomas & Co. of Canton, Ohio since 1999. Previously, attorney with Day, Ketterer, Raley, Wright & Rybolt for thirty-four years

Russell W. Maier	67	1997	61%

Chairman & Chief Executive Officer of Republic Engineered Steels, Inc. until his retirement in January, 1999. Currently President and Chief Executive Officer, Michigan Seamless Tube, LLC. Mr. Maier is also a director of FirstEnergy Corp., a publicly held corporation which provides electric power to customers in Ohio, Pennsylvania and New Jersey.

James M. Matesich	49	2003	93%	Chief Executive Officer, Matesich Distributing Co. since 1993. When the March 7, 2002 merger occurred, Mr. Matesich was serving as a director of The First National Bank of Zanesville. He was also serving as a director of First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association. He has continued to serve as a director of Unizan Bank, National Association and Unizan Financial Services Group, national Association since the merger.

E. Scott Robertson	42	2003	75%	President, Robertson Heating Supply Company since 1991. When the March 7, 2002 merger occurred, Mr. Robertson was serving as a director of UNB Corp., having been first elected in 1998. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association.

Karl C. Saunders, M.D., MBA, F.A.C.S.	52	2002	100%
				President and Chief Executive Officer of Saunix Management, Ltd., since 1996 and Orthopaedic Surgeon with Orthopaedic Associates of Zanesville, Inc. since 1981. Dr. Saunders served as a director of BancFirst Ohio Corp. from 1990 until the merger with UNB Corp. on March 7, 2002.

John W. Straker, Jr.	49	2002	100%	President of Oxford Oil Company since 1984. Mr. Straker served as a director of BancFirst Ohio Corp. from 1993 until the merger with UNB Corp. on March 7, 2002.

The board recommends that shareholders vote “FOR” election of the identified nominees to serve for the term ending at the 2007 Annual Meeting.

Class I and Class III Directors Whose Terms Continue After the 2004 Annual Meeting. Information concerning the Class I and Class III directors whose terms continue after the 2004 Annual Meeting follows.

Class I Directors

Term expiring at the 2006 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2003 while serving	Principal occupation in the past five years
Louis V. Bockius III	69	1997	86%	Chairman, Bocko, Incorporated, a plastic injection molding company in North Canton, Ohio, from 1986 to 2003. Mr. Bockius is a director of Diebold, Incorporated, a publicly held corporation engaged in the sale, manufacture, installation and service of automated self-service transaction systems, electronic and physical security products, software and integrated systems.

Frank J. Dosch, CLU, ChFC	46	2003	100%	A Chartered Life Underwriter and Chartered Financial Consultant, Mr. Dosch has been a Managing Director with Northwestern Mutual Financial Network since 1988 and President of The Forker Company since 1988. When the March 7, 2002 merger occurred, Mr. Dosch was serving as a director of The First National Bank of Zanesville. He was also serving, at that time, as a director of another BancFirst Ohio Corp. subsidiary, First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association. He has continued to serve as a director of Unizan Bank, National Association, and Unizan Financial Services Group, National Association, since the merger.

Edgar W. Jones, Jr.	62	2002	88%	President, Hal Jones Construction Co. from 1977 until 2002. Currently Vice President, Hal Jones Construction Co. Appointed effective on December 19, 2002 to serve the unexpired term of a director who resigned in July, 2002, Mr. Jones served as a director of UNB Corp. until the March 7, 2002 merger, having been first elected in 1979. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association and as a director of Unizan Financial Services Group, National Association.

Class I Directors

Term expiring at the 2006 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2003 while serving	Principal occupation in the past five years
Gene E. Little	61	2003	100%	Retired Senior Vice President and Treasurer of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steels and a provider of related products and services. He retired in 2002 after having served The Timken Company since 1967 in various managerial capacities. Mr. Little is a director of Great Lakes Carbon Corp., a publicly held manufacturer of calcined petroleum coke and a director of Bucyrus International, a publicly held manufacturer of mining equipment.

James L. Nichols	60	2002	100%	Treasurer of The Ohio State University since 1981. Mr. Nichols served as a director of BancFirst Ohio Corp. from September, 1996 until the merger with UNB Corp. on March 7, 2002.

Marc L. Schneider	44	1998	100%	Chief Operating Officer of the Schneider Lumber Company from 1997 to 1999 and President of the Schneider Lumber Company since 1999.

William T. Stewart, Ph.D., P.E.	57	2002	100%
				President and Chief Operating Officer of Stewart Glapat Corp. since 1985, a developing and manufacturing company of power conveyors located in Zanesville, Ohio. Dr. Stewart served as a director of BancFirst Ohio Corp. from 1991 to 1996, and again from 2000 until the merger with UNB Corp. on March 7, 2002.

Class III Directors

Term expiring at the 2005 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years
Philip E. Burke	67	2002	100%	Retired in 1998 after thirty-two years as President and owner of Burke Products, Inc., and currently serving as a director and consultant of Burke Products, Inc. Mr. Burke was a director of BancFirst Ohio Corp. from 1996 until the merger with UNB Corp. on March 7, 2002.

Class III Directors

Term expiring at the 2005 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years

Roger L. DeVille	63	2003	88%	President since 1968 of DeVille Developments, a commercial/commercial real estate developer in Northeastern Ohio, Western Pennsylvania and Northern Kentucky. When the March 7, 2002 merger occurred, Mr. DeVille was serving as a director of UNB Corp., having been first elected in 2000. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association.

Gary N. Fields	64	2002	100%	Chairman, Unizan Financial Corp. Mr. Fields served as President and Chief Executive Officer of BancFirst Ohio Corp. from April, 1996 until the merger with UNB Corp. on March 7, 2002. He became a director of BancFirst Ohio Corp. in September, 1996.

Susan S. Holdren	52	2003	100%	Employed at Zane State College since 1987, Ms. Holdren is a Professor of English. When the March 7, 2002 merger occurred, Ms. Holdren was serving as a director of The First National Bank of Zanesville, and as a director of First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association. Ms. Holdren has continued to serve as a director of Unizan Bank, National Association and Unizan Financial Services Group, National Association since the merger.

Roger L. Mann	62	1997	100%	President and Chief Executive Officer, Unizan Financial Corp. and Chairman of Unizan Bank, National Association.

George M. Smart	59	2000	100%	Chairman and President, Phoenix Packaging Corporation from 1993 to 2001. President, Sonoco Phoenix, Inc., from 2001 to 2003, Mr. Smart is currently Chairman of the Board of FirstEnergy Corp., a publicly held corporation which provides electric power to customers in Ohio, Pennsylvania and New Jersey.

Warren W. Tyler	60	2003	91%	President since 1990 of Warmarr Capital, Inc. From 1997 to 2000, Vice President/Managing Director of Nationwide Retirement Solutions. President since November, 2001 of Columbus & Franklin County Affordable Housing Trust Corporation. When the March 7, 2002 merger occurred, Mr. Tyler was serving as a director of The First National Bank of Zanesville. Mr. Tyler has continued to serve as a director of Unizan Bank, National Association since the merger.

John W. Straker, Jr. and Susan S. Holdren are siblings.

Except as disclosed in this proxy statement, no director or executive officer serves as a director of (a) a company with a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or (b) any investment company registered under the Investment Company Act of 1940.

There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any director or executive officer of Unizan.

A total of 17 directors attended last year’s Annual Meeting.

Board Meetings and Committees.    Unizan’s board held twelve meetings in 2003. The board has five standing committees, including an Audit Committee, Compensation and Pension Committee and a Nominating and Corporate Governance Committee.

Compensation and Pension Committee.    Unizan’s Compensation and Pension Committee consists of Directors Bockius, D’Atri, Maier, Stewart, and Straker. The Compensation and Pension Committee reviews and approves salaries and benefits of senior executives, and it met five times in 2003. The committee’s recommendations are forwarded to the full board for action.

Audit Committee.    The Audit Committee consists of Directors Burke, DeVille, Little, Saunders, Smart, and Straker. The Audit Committee reviews the results of the external audit performed by Crowe Chizek and Company LLC, oversees the scope and results of the audit procedures performed by the internal audit staff, reviews the results of regulatory examinations, reviews the adequacy of Unizan’s and subsidiaries’ systems of internal controls, and monitors any related-party transactions. The Audit Committee met twelve times in 2003.

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Directors DeVille, Maier, Matesich, and Saunders, all of whom are non-employee directors. The committee reviews the qualifications of candidates for Board membership and recommends to the full Board nominees for Board membership, reviews and recommends to the Board changes to the size or composition of the Board and committees thereof and annually reviews Unizan’s corporate governance principles, including its Code of Business Conduct and Ethics and its Corporate Governance Guidelines and recommends any changes to the Board. The Board of Directors has adopted a written charter of the Nominating and Corporate Governance Committee, a copy of which is available on Unizan’s website at www.unizan.com. The Nominating and Corporate Governance Committee was formally organized with a charter in October 2004 and did not meet in 2003.

Director’s Compensation.    Directors are paid an annual retainer of $7,000 plus $400 for each board meeting attended and $500 for each committee meeting attended. Chairmen of committees are paid an additional $1,500 in annual retainers. Chairman of the Board, Gary N. Fields, receives no compensation for serving in that capacity. Directors are also reimbursed for their reasonable expenses of attendance at board and committee meetings. Directors who also serve as directors of subsidiary companies are compensated by those subsidiary companies for their board and committee service. All Unizan directors, except Mr. Fields, are directors of Unizan’s principal banking subsidiary, Unizan Bank, National Association, which pays its directors $400 for each board meeting attended and $500 for each committee meeting attended. Unizan Bank, National Association’s Chairman of the Board, Roger L. Mann, receives no compensation for serving as a director. James H. Nicholson, Director of Unizan Bank, National Association receives no compensation for serving as a director.

Unizan’s non-employee directors receive an automatic grant of stock options under Unizan’s 1997 Stock Option Plan. The stock option plan provides that each director who is not an employee of Unizan or Unizan Bank, National Association is entitled to receive a single grant of options to acquire 2,000 shares of Unizan common stock. This automatic grant is made on March 1, to any non-employee director who has not already received an automatic grant of options. Thereafter, directors who have received the automatic grant of options to acquire 2,000 shares are entitled to receive on March 1, of each year, additional options to acquire 1,000 shares of Unizan common stock. The exercise price of all stock options granted under the plan must be at least the fair market value of the stock on the date of grant.

Executive Officers and Executive Compensation

Current Executive Officers.    Information concerning executive officers of Unizan who are not also directors follows.

Executive officers who are not directors	Age
James B. Baemel	41	Executive Vice President, Corporate Banking, of Unizan Bank, National Association since March 7, 2002. Mr. Baemel’s tenure with First National Bank of Zanesville began in 1998 serving as Vice President, Manager Small Business Lending, Senior Vice President, Sales and Marketing and Senior Vice President, Chief Lending Officer.

Edward N. Cohn	45	Executive Vice President of Unizan Bank, National Association. Mr. Cohn served as Senior Vice President of BancFirst Ohio Corp. until March 7, 2002. Since May, 1998 he had also been Executive Vice President and Chief Operating Officer, Columbus Divisional President, as well as a director of The First National Bank of Zanesville. Mr. Cohn served as Chairman of the Board of Directors and President of County Savings Bank from September, 1993 until May, 1998 when the Bellbrook Community Bank and County Savings Bank were merged under the national bank charter of The First National Bank of Zanesville.

Scott E. Dodds	42

Executive Vice President, Retail Banking, of Unizan Bank, National Association, Mr. Dodds’ tenure with Unizan Bank, National Association began in 1993, having previously served for four years as a Mortgage

Operations Manager at Society Bank in Cleveland, Ohio.

James H. Nicholson	42	Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer of Unizan Financial Corp. and President and Chief Executive Officer and director of Unizan Bank, National Association since March 7, 2002. Mr. Nicholson’s tenure with BancFirst Ohio Corp. and The First National Bank of Zanesville began in 1990, serving as Controller of the bank until April, 1994; Chief Financial Officer until September, 1996; Executive Vice President and Chief Operating Officer until January, 1997; and President and Chief Executive Officer and a director of the bank until the merger with UNB Corp. Mr. Nicholson became a director of BancFirst Ohio Corp. in 2000, and was also serving as its Executive Vice President and Corporate Secretary at the time of the March 7, 2002 merger.

Executive Compensation.    The Summary Compensation Table below shows compensation for services in all capacities in the fiscal years ended December 31, 2003, 2002 and 2001 for (a) the President and Chief Executive Officer, (b) the four other most highly compensated executive officers whose salaries and bonuses exceeded $100,000 during 2003 and who were serving as executive officers at the end of 2003, and (c) one former executive officer whose compensation exceeded $100,000 in 2003 but who was no longer serving as executive officer at the end of 2003.

The compensation data presented consists of compensation paid to these individuals by Unizan and its subsidiaries. The Summary Compensation Table does not reflect any salary, bonus, other annual compensation, option grants, or any other compensation of any kind paid in 2002 or 2001 by BancFirst Ohio Corp. or its subsidiaries to the three former officers of BancFirst Ohio Corp. identified in the table, Messrs. Nicholson, Baemel and Cohn. The compensation figures for Messrs. Nicholson and Cohn begin with the March 7, 2002 merger. Their compensation amounts are not annualized.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options (#)(2)		LTIP Payouts	All Other Compensation(3)
Roger L. Mann, President and Chief Executive Officer of Unizan; Chairman of Unizan Bank, National Association	2003 2002 2001	$ $ $	460,410 395,625 293,893	$ $	-0- 126,525 81,580	(1) (1) (1)	-0- -0- -0-	27,040 63,639 73.461		-0- -0- -0-	$ $ $	18,695 16,145 6,800	(3)
James B. Baemel, Executive Vice President of Unizan Bank, National Association	2003 2002 2001	$ $	170,500 113,905 N/A		$-0- 33,000 N/A	(1) (1) (1)	-0- -0- N/A	10,258 -0- N/A		-0- -0- N/A	$ $	18,695 6,257 N/A	(3)
Edward N. Cohn, Executive Vice President of Unizan Bank, National Association	2003 2002 2001	$ $	184,577 146,012 N/A		$-0- 54,000 N/A	(1) (1) N/A	-0- -0- N/A	11,541 -0- N/A	(5)	-0- -0- N/A	$ $	18,695 2,422 N/A	(3)
Scott E. Dodds, Executive Vice President of Unizan Bank, National Association	2003 2002 2001	$ $ $	170,893 153,300 127,000	$ $	-0- 33,000 33,025	(1) (1) (1)	-0- -0- -0-	10,258 13,585 18,257		-0- -0- -0-	$ $ $	18,695 206,470 5,844	(3) (4)
James H. Nicholson, Executive Vice President and Chief Operating Officer of Unizan; President and Chief Executive Officer of Unizan Bank, National Association since March 7, 2002	2003 2002 2001	$ $	251,553 180,288 N/A		$-0- 69,000 N/A	(1) (1) N/A	-0- -0- N/A	14,774 -0- N/A	(5)	-0- -0- N/A	$ $	18,695 2,134 N/A	(3)

							Long-Term Compensation
		Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options (#)(2)	LTIP Payouts	All Other Compensation(3)
James J. Pennetti, Executive Vice President and Chief Financial Officer of Unizan and Unizan Bank, National Association until December 2, 2003	2003 2002 2001	$ $ $	262,125 218,167 197,333	$ $	-0- 67,500 48,965	(1) (1) (1)	-0- -0- -0-	14,426 20,142 39,211	-0- -0- -0-	$ $ $	2,199,705 16,145 6,800	(5)

(1)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2)	Stock options granted for attainment of previous year’s performance goals.
(3)	Except for Messrs. Dodds and Pennetti, consists solely of contributions made by Unizan Bank, National Association to Unizan’s 401(k) Plan for the accounts of the named executive officers.
(4)	In consideration of Mr. Dodds’ agreement to a revised severance arrangement, replacing in its entirety his May 8, 2001 Severance Agreement, in May, 2002 Unizan paid Mr. Dodds cash in a lump sum equal to the sum of his salary and the average of his bonuses over the three preceding calendar years, or $190,325. “All Other Compensation” of Mr. Dodds in 2002 also includes a matching contribution of $8,000 and a discretionary contribution of $8,145 made by Unizan Bank, National Association under the UNB Tax-Deferred Savings Plan or the Unizan Financial Corp. 401(k) Plan
(5)	Mr. Pennetti exercised the right under his Severance Agreement and Salary Continuation Agreement to terminate his employment and receive change in control benefits. The change in control benefits paid to Mr. Pennetti included a severance payment of $547,741, an accelerated lump sum payment under his Salary Continuation Agreement of $652,190, a tax gross-up of $638,254 and Unizan Bank, National Association’s $11,520 matching contribution to Mr. Pennetti’s 401(k) account. In addition, he received $350,000 under a Consulting and Non-competition Agreement with Unizan.

The Summary Compensation Table Excludes the Value of Insurance Benefits Provided to the Named Executive Officers.    On April 20, 2001, Unizan Bank, National Association (the “Bank”) purchased insurance polices on the lives of 29 officers as part of a Group Term Carve Out Plan. The Bank made a single premium payment of $14 million. The officers covered by the group term carve-out split dollar insurance include Messrs. Mann, Dodds and Pennetti. The policy premium for these executive officers accounted for approximately $1.9 million of the total single premium payment. The value of this insurance benefit is not reflected in the Summary Compensation Table.

Under the Group Term Carve Out Plan, the officer’s beneficiary(ies) is entitled to the following death benefits. If the officer is not employed by the Bank at the time of death but had terminated employment after age 55 or before age 55 if termination occurs because of disability, or within three years after a change in control, the death benefit is the lesser of (1) an amount equal to the officer’s base annual salary at the time of termination of employment, or (2) $1,000,000. If the officer is employed by the Bank at the time of death, the death benefit is the lesser of (1) twice the officer’s current base annual salary; or (2) $1,000,000.

In the case of death benefits payable to an officer who is employed by the Bank at the time of death, the benefit is reduced by the $50,000 group term life insurance benefit under the Bank’s group term life insurance policy covering all or substantially all employees.

The Bank will receive any death benefits not payable to the officer’s beneficiary(ies). The Bank expects to recover in full from its portion of the death benefits the premium paid in 2001. No benefits are payable to any officer whose employment terminates before the age of 55, unless termination is because of disability or unless termination occurs within three years after a change in control. The term “change in control” has the same meaning in the Group Term Carve Out Plan that it has for purposes of the Severance Agreements discussed later in this proxy statement. The death benefit is paid directly by the insurance company to the named beneficiary(ies).

As part of Mr. Mann’s overall compensation package, in April, 2001 the Bank purchased an additional split dollar life insurance policy on his life, with a single premium payment of $1,015,000. When Mr. Mann dies, his beneficiary(ies) will receive a $1,000,000 death benefit. The Bank will receive the remaining death benefit. The Bank expects to recover in full the premium paid from its portion of the policy’s death benefit. The value of this life insurance benefit is not reflected in the Summary Compensation Table.

OPTIONS/STOCK APPRECIATION RIGHTS GRANTED IN 2003

Individual grants(1)					Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted	Percent of total options granted to employees in 2003	Exercise price per share	Expiration Date
					5%	10%
Roger L. Mann	27,040	11.9	$17.33	April 30, 2013	$292,743	$744,411
James B. Baemel	10,258	4.5	$17.33	April 30, 2013	111,094	282,402
Edward N. Cohn	11,541	5.1	$17.33	April 30, 2013	124,989	317,723
Scott E. Dodds	10,258	4.5	$17.33	April 30, 2013	111,094	282,402
James H. Nicholson	14,774	6.5	$17.33	April 30, 2013	160,002	406,728
James J. Pennetti	14,426	6.3	$17.33	April 30, 2013	156,233	397,147

(1)	These stock options were granted in 2003 for attainment of performance goals for the year 2002.

AGGREGATED OPTIONS/STOCK APPRECIATION RIGHTS EXERCISED IN 2003

AND FISCAL YEAR-END 2003 OPTIONS/STOCK APPRECIATION RIGHTS VALUES

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fiscal year end 2003		Value of unexercised in-the- money options at fiscal year end 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger L. Mann	-0-	-0-	239,904	27,040	$1,015,619	$78,952
James B. Baemel	-0-	-0-	23,081	10,258	91,724	29,953
Edward N. Cohn	-0-	-0-	69,282	11,541	240,225	33,699
Scott E. Dodds	873	$ 7,726	58,996	10,258	281,147	29,953
James H. Nicholson	-0-	-0-	76,984	14,774	254,557	43,140
James J. Pennetti	5,440	$58,588	150,152	-0-	799,785	-0-

(1)	The value of unexercised options equals the estimated fair market value of a share acquirable by exercise of an option at December 31, 2003, less the exercise price per share, multiplied by the number of shares acquirable by exercise of the options. Solely for purposes of the table, Unizan estimated the per share market value of Unizan common stock on December 31, 2003 as $20.25, which was the closing price on December 31, 2003, on the Nasdaq National Market.

Severance Agreements.    Unizan entered into severance agreements with Messrs. Mann, Baemel, Cohn, Dodds, Nicholson and Pennetti, all of whom are or were executive officers, as well as certain other officers, which entitle each of them to receive severance benefits in the event of the termination of his employment by Unizan without cause or his resignation for good reason, defined as a resignation in response to a reduction in responsibilities, authority, position, office, compensation or benefits or the relocation of his place of work or the liquidation or merger of Unizan or its principal bank subsidiary (and, in the case of Mr. Mann, a change in his reporting responsibilities), within two years (or, in the case of Messrs. Mann, Nicholson and Pennetti, three years) following a change in control (the “Severance Period”). The merger of UNB Corp. and BancFirst Ohio Corp. constitutes a change in control under such agreements.

If an officer becomes entitled to receive severance benefits under a Severance Agreement upon such termination of employment within the Severance Period, Unizan is obligated to make a lump sum severance payment equal to 200% (or, in the case of Messrs. Mann, Nicholson and Pennetti, 300%) of the sum of (i) his base salary at the time of the change in control or the time of employment termination, whichever is higher, plus (ii) the average bonus awarded him for the three calendar years preceding the change in control. In addition, such officer would be entitled to receive an additional payment (the “gross up”) sufficient to cover any tax imposed by Section 4999 of the Internal Revenue Code on the severance payment and 50% (or, in the case of Messrs. Mann, Nicholson and Pennetti, 100%) of the tax imposed on the gross up. Unizan would also continue to provide life, health and disability coverage for such officer for up to thirty-six months, and pay or reimburse him for legal expenses incurred to enforce his rights under the Severance Agreement. Such officer’s benefits under qualified and nonqualified benefit plans and arrangements would become fully vested and Unizan would be obligated to make a matching contribution and profit sharing contribution that would have been made to his 401(k) Plan account at year-end at the time of his employment termination.

Salary Continuation Agreements and Bank Owned Life Insurance.    The Bank has Salary Continuation Agreements with Messrs. Mann and Dodds and former executive officer James J. Pennetti. For retirement on or after reaching the normal retirement age of sixty-five (in the case of Mr. Mann, sixty-four), the Salary Continuation Agreements are intended to provide these officers with an annual benefit for fifteen years equal to approximately 75% of their estimated final compensation, taking into account anticipated benefits payable to the retired executives under the Unizan Financial Corp. 401(k) Plan and Social Security benefits. The Salary Continuation Agreements provide for a reduced benefit in the case of early termination and in the case of termination because of disability, but in those cases benefits are nevertheless not paid until the executive reaches normal retirement age. Early termination benefits generally start vesting on the earlier of the executive’s fifty-fifth birthday or the date on which the executive has at least thirty years of service. Under the agreements, payment of benefits is accelerated by termination of his employment by Unizan without cause or his resignation for good reason within three years (or, in the case of Mr. Dodds, two years) after a change in control. No benefits are payable if the officer’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance under the Federal Deposit Insurance Act to Unizan Bank, National Association.

The following table shows benefits payable to each of the named executive officers who are a party to a Salary Continuation Agreement, as well as the death benefit payable under the life insurance policies discussed immediately after the table.

Named executive officer	Annual benefit for retirement on or after the normal retirement age	Annual early retirement benefit currently vested, payable at normal retirement age(1)	Annual early retirement benefit currently vested or after vesting occurs, payable at normal retirement age(2)	Annual disability benefit payable at normal retirement age(3)	Change in control benefit payable in a lump sum(4)		Life insurance death benefit
Roger L. Mann	$159,400	$105,603	$105,603	$105,603	$1,441,874		$1,441,874
Scott E. Dodds	114,700	-0-	96,108	26,840	407,156	(5)	1,037,534

(1)	This benefit is based on early retirement occurring in April, 2004. For each year of service after reaching early retirement age, the early retirement benefit increases in amount until normal retirement age. The benefit is based on the present value of the current payment stream of the vested accrual balance using a discount rate of 7.50%. Mr. Mann was eligible for early retirement and was 100% vested for the early retirement benefit on the effective date of his Salary Continuation Agreement. Mr. Dodds will reach early retirement age on July 20, 2017, and will become 100% vested in the early retirement benefits at that time.
(2)	Mr. Mann’s benefits are based on early retirement after April, 2004. Mr. Dodds’ benefit is based on early retirement after April, 2018.
(3)	The amount shown is for a disability occurring in 2004.
(4)	The change in control benefit is determined by vesting the executive’s normal retirement age accrual balance without reduction for the time value of money or other discount, except in the case of Mr. Dodds. The Salary Continuation Agreements also provide for an additional tax gross-up payment if the total payments and benefits due to an executive as the result of a change in control exceeds the limits under section 280G of the Internal Revenue Code. The gross-up is not shown in the table. The gross-up feature is explained in the discussion of severance arrangements.
(5)	Mr. Dodds’ change in control benefit under his Salary Continuation Agreement is the lump sum value of his projected normal retirement age accrual balance ($1,037,534) age 65, discounted to the plan year ending immediately before the date on which termination of employment occurs. This amount is based on an assumed termination of employment as of April, 2004 and uses a discount rate of 4.03% for illustrative purposes only. Present value will be determined using a discount rate equal to the 10-year US Treasury Bill rate at the date of termination.

In April, 2001, the Bank purchased insurance policies on the lives of four officers, including Messrs. Mann, Dodds and Pennetti, making a single premium payment in the aggregate of approximately $4.9 million for the four policies. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the executive dies before the normal retirement age but in active service with the Bank, his beneficiary(ies) will receive a life insurance death benefit in a fixed amount and the Bank will receive the remainder of the death benefit proceeds. In that case, the executive and his beneficiary(ies) will receive no payments under the Salary Continuation Agreement. If the executive dies after termination, his beneficiary(ies) will receive any payments to which the executive would have been entitled under his Salary Continuation Agreement, but no life insurance death benefit. The Bank purchased the policies as a source of funds for the Salary Continuation Agreements’ obligations arising out of the executives’ deaths before retirement, as well as an investment to finance the Bank’s post-retirement payment obligations to the executives. The value of these benefits is not reflected in the Summary Compensation Table.

Mr. Pennetti exercised the right under his Salary Continuation Agreement to receive a lump sum change in control payment. Accordingly, the obligations under his Salary Continuation Agreement have been fully discharged and the agreement has terminated. Mr. Pennetti and his beneficiary(ies) are entitled to no benefits under the Salary Continuation Agreement split dollar insurance policy. However, his beneficiary(ies) will be entitled to a death benefit under the Group Term Carve Out Plan.

In connection with his resignation on December 2, 2003, Mr. Pennetti entered into consulting and Non-Competition Agreements with Unizan obligating him to render consulting services and to refrain from engaging in the financial services industry as a director, executive officer, manager or partner for a period of one year, in consideration of the payment of $350,000.

Compensation and Pension Committee Interlocks and Insider Participation.    One of six members of the Compensation and Pension Committee, Director E. Lang D’Atri, is a partner in the law firm Zollinger, D’Atri, Gruber, Thomas & Co. In the ordinary course of business, Unizan and the Bank have retained the legal services of this firm in the past and may retain its services in the future. Neither Director D’Atri nor any member of his firm performed any legal services for Unizan or its subsidiaries in 2003.

Compensation and Pension Committee Report

The Compensation and Pension Committee of the board of directors has furnished the following report on executive compensation. The Compensation and Pension Committee of the board of directors is composed entirely of non-employee directors.

Compensation Philosophy.    The goals of the compensation program are to align compensation with business objectives and performance, and to enable Unizan to attract, retain, and reward executive officers whose contributions are critical to the long-term success of Unizan. Unizan is committed to maintaining a competitive pay program that helps attract and retain experienced, highly effective personnel. Historically, to ensure that pay is competitive, Unizan has compared its pay practices with those of other comparable midwest high-performing financial services organizations and has set its pay parameters based on this review. The banks surveyed were selected by the Compensation and Pension Committee as a peer group solely for the purposes of determining compensation levels.

Generally, the named executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as earnings, return on assets, return on equity and strategic initiatives. None of the factors included in Unizan’s strategic and business goals is assigned a specific weight. Instead, the Compensation and Pension Committee recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which teamwork and Unizan’s values are fostered.

Compensation Vehicles.    Unizan’s total compensation plan for the Chief Executive Officer and the other named executive officers consists of a base salary, plus a cash bonus and a stock option bonus, both of which are based on the achievement of the earnings per share goal for 2003. Unizan believes that having such a compensation program allows it to attract and to retain key officers and permits it to provide useful products and services to its customers, enhance shareholder value, encourage innovation, foster teamwork and adequately reward these officers.

The Compensation and Pension Committee is directly responsible for the compensation plan for Messrs. Mann, Nicholson, and Pennetti and for the administration of that plan. Mr. Mann is responsible for the compensation plans for the other named executive officers, for the administration of those plans, and for the establishment of the named executive officers’ targeted compensation levels and compensation goals.

Based upon a survey of the cash and equity components of compensation for comparable positions in the market, the Compensation and Pension Committee determined that its compensation goals for 2003 were to provide 50% of targeted compensation in the form of salary, 25% of targeted compensation in the form of bonus, and 25% of targeted compensation in the form of stock options for Messrs. Mann, Nicholson, and Pennetti. The Compensation and Pension Committee will determine the percentage make-up of the total targeted compensation package annually.

Salary:    Generally, the Compensation and Pension Committee reviews and recommends to the board of directors the salaries for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Unizan Financial Corp. The Chief Executive Officer of Unizan establishes the salaries of the other named executive officers. The Chief Executive Officer’s salary and the salaries of the other named executive officers are based on a subjective performance review of each officer and the performance of his area of responsibility. The salaries for the Chief Executive Officer and the other named executive officers do not relate directly to specific Company performance goals or any other targeted performance factors.

Cash Bonus:    The Compensation and Pension Committee set forth criteria for the 2003 bonus plan for Messrs. Mann, Nicholson, and Pennetti. To be eligible to receive bonus payments under the plan, Unizan was required to meet its earnings per share target for 2003. For achievement of this after-tax net income per share target, Messrs. Mann, Nicholson, and Pennetti would be paid 50% of their respective base salaries as a cash bonus. For achievement of less than 100% of the target, but at least 95% of the target, these officers would be paid 30% of their respective base salaries. There is no payment of a cash bonus for achievement of less than 95% of the target. The plan also provides for a reduction in any earned bonuses (both the cash bonus and stock options) if certain enumerated adverse events occur during the year. No such events occurred in 2003.

For 2003, Unizan achieved less than 95% of its net income per share target. Accordingly, no cash bonuses were awarded with respect to 2003 performance.

Stock Options:    The awarding of stock options, as part of a comprehensive and competitive compensation plan, provides additional incentives for the Chief Executive Officer and the named executive officers to work to maximize shareholder value. This also benefits Unizan and its shareholders by enabling Unizan and its subsidiaries to attract and retain a strong management team. This is a long-term incentive compensation plan designed to provide a competitive incentive and reward program for the participants who remain with Unizan or its subsidiaries on a long-term basis. The plan uses vesting periods to encourage its executive officers to continue in the employment of Unizan and thereby acts as a retention device. Unizan also believes that the program encourages its officers to maintain a long-term perspective for the Company. The 1997 Stock Option Plan is administered by the Compensation and Pension Committee.

For 2003, the Compensation and Pension Committee set forth the same criterion for the stock option plan as was set for the cash bonus plan. To be eligible to receive stock options under the plan, Unizan was required to meet its earnings per share target. For achievement of this target, Messrs. Mann, Nicholson, and Pennetti would be awarded non-qualified stock options, which value would be equal to 50% of their respective base salaries. For achievement of less than 100% of the target, but at least 95% of the target, these officers would be awarded non-qualified stock options, which value would be equal to 30% of their respective base salaries. There are no stock option awards for achievement of less than 95% of the target. Stock option awards are made in the year following the year in which the net income target was achieved.

Since Unizan failed to achieve 95% of its net income target in 2003, no stock options grants will be awarded to any of the named executive officers in 2004 in respect of services in 2003.

During 2003, no recommendation of the Compensation and Pension Committee regarding the Chief Executive Officer’s compensation, or any named executive officers’ compensation, was in any material way modified or rejected by the board of directors of Unizan or the Bank.

Internal Revenue Code Limitation.    The Committee believes it is in the shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Committee recognizes that section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation exceeding $1 million paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts from the deduction limit qualifying performance-based compensation such as stock options if certain requirements are met.

As a general rule, it has been the board of directors’ and the Committee’s policy to take into account tax and financial accounting considerations in connection with the granting of options or other forms of grants and awards under the 1997 Stock Option Plan. Accordingly, the board of directors, through its Compensation and Pension Committee (in the case of stock option grants and other awards to executive officers), does not expect that stock option grants will be made that would exceed the limit on deductibility established by Section 162(m) to the Internal Revenue Code, the effect of which is generally to eliminate the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years, unless expressly excluded. Although the Committee reserves the right to make grants and awards under the 1997 Stock

Option Plan under circumstances in which the compensation component thereof would not be fully deductible for federal income tax purposes, it is not currently expected that it would do so. Moreover, because remuneration is not expected to exceed $1 million for any employee, the Committee’s current view is that compensation of the named executive officers will continue to satisfy the requirements for deductibility under section 162(m).

Louis V. Bockius, III, Chairman

E. Lang D’Atri

Russell W. Maier

William F. Randles

William T. Stewart

John W. Straker, Jr.

Five-year Shareholder Return Comparison.    The graph below compares the cumulative total shareholder return on Unizan common stock to the cumulative total return of the S&P 500 Stock Index and the Dow Jones Bank Index. The graph assumes a reinvestment of dividends and a $100 initial investment on December 31, 1998 in Unizan, the S&P 500 Stock Index, and the Dow Jones Bank Index.

COMPARISON OF THE CUMULATIVE TOTAL RETURN

OF

UNIZAN FINANCIAL CORP.,

THE DOW JONES BANK INDEX,

AND THE S&P 500 STOCK INDEX

FROM DECEMBER 31, 1998 TO DECEMBER 31, 2003

(1)	Based on quarterly dividends and quarterly closing stock prices. Unizan is not among the companies included in the S&P 500 Stock Index. The Dow Jones Bank Index is a market-weighted index that includes one hundred and seven commercial bank holding companies. Unizan is not included in the Dow Jones Bank Index.

Section 16(a) Beneficial Ownership Reporting Compliance.

During the year ended December 31, 2003, no director or officer failed to timely file beneficial ownership reports under Section 16(a) of the Securities Exchange Act of 1934.

Audit Committee and Independent Auditors

Audit Committee Independence.    Unizan believes that none of the directors who serve on the Audit Committee have a relationship with Unizan or its subsidiaries which would interfere with the exercise of independent judgment in carrying out their responsibilities as committee members. In the opinion of Unizan’s board, the members of the Audit Committee are all “independent directors” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. (NASD). One member of the Audit Committee must be a financial expert. The Committee uses the same definition of “financial expert” as contained in recently adopted SEC rules. Under that definition, the Audit Committee’s financial experts are Dr. Karl C. Saunders, M.D., MBA, F.A.C.S and Gene E. Little. This was determined and approved by the board of directors of Unizan. A copy of the Audit Committee Charter is attached to this proxy statement for the 2004 Annual Meeting. Unizan believes that the composition of its Audit Committee satisfies the requirements of NASD rules and the Audit Committee Charter.

Audit Committee Report.    The report of the Audit Committee that follows was approved and adopted by the Audit Committee on February 27, 2004:

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003, and has discussed the audited financial statements with management. The committee has discussed with Unizan’s independent auditors the matters required by Statement on Auditing Standards No. 61, has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants their independence. Based on its review and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements be included in Unizan’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2003 for filing with the Securities and Exchange Commission.

Karl C. Saunders, Chairman

Philip E. Burke

Gene E. Little

Marc L. Schneider

George M. Smart

John W. Straker, Jr.

Independent Auditors.    Crowe Chizek and Company LLC served as independent public accountants for the purposes of auditing Unizan’s annual consolidated financial statements, reviews of quarterly financial statements and preparation of consolidated tax returns. The appointment of independent public accountants is approved annually by the board of directors, based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated fees for professional services for the coming year. On October 21, 2004, the board of directors authorized the engagement of Crowe Chizek and Company LLC as independent public accountants for the year 2004.

One or more representatives of Crowe Chizek and Company LLC will attend the 2004 Annual Meeting and will have the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

Auditor Fees.    Fees paid to Crowe Chizek and Company LLC for services rendered during the years ended December 31, 2003 and December 31, 2002 are shown below.

Audit Fees.    Fees for the audit of Unizan’s annual financial statements and the review of its quarterly financial statements for each of the years ended December 31, 2003 and December 31, 2002 were $136,049 and $127,000, respectively.

Audit Related Fees.    Fees for audit related services rendered by Crowe Chizek and Company LLC during the years ended December 31, 2003 and December 31, 2002, were $28,895 and $25,864, respectively. Audit related fees included internal control attestation engagement for Unizan Bank, National Association, issuance of a service auditors report for the trust department, audit of financial statements of BFOH Capital Trust I, and other accounting consultations.

Tax Fees.    Fees for the preparation of Unizan’s consolidated tax returns and tax planning services for each of the years ended December 31, 2003 and December 31, 2002 were $85,554 and $112,103, respectively.

All Other Fees.    Fees for all other services rendered by Crowe Chizek and Company LLC during each of the years ended December 31, 2003 and December 31, 2002, were $44,905 and $19,471, respectively. These fees were primarily for consulting services related to employee benefit plans, bank owned life insurance and regulatory capital.

The Audit Committee approved all material audit and non-audit services which Unizan engaged Crowe Chizek and Company LLC to perform prior to such engagement.

SHAREHOLDER PROPOSALS

Solicited on behalf of the board of directors, the proxy solicited hereby confers discretionary authority to vote on any matters that properly come before the Annual Meeting or any adjournments thereof. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2004 Annual Meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

Shareholders desiring to submit proposals for inclusion in Unizan’s proxy materials for the 2005 Annual Meeting must submit the proposals to Unizan at its executive offices no later than the deadline date for the submission of shareholder proposals to be specified in Unizan’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2005. Unizan will not be required to include in its proxy statement or form of proxy for the 2005 Annual Meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by Securities and Exchange Commission regulations. Proposals should be sent by certified mail, return receipt requested, to Roger L. Mann, President and Chief Executive Officer, Unizan Financial Corp., P.O. Box 24190, Canton, Ohio 44701.

MISCELLANEOUS

Other Business.    The board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matters properly come before the Annual Meeting, proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

Costs of Solicitation.    In addition to solicitation of proxies by mail, directors, officers, and employees may solicit proxies personally or by telephone without receiving additional compensation. Costs of solicitation will be borne by Unizan. Unizan will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them to send proxy materials to the beneficial owners of Unizan common stock.

Communications with Directors.    Shareholders desiring to send communications to the board of directors may do so in writing sent by mail to Gary N. Fields, Chairman of the Board, Unizan Financial Corp., P.O. Box 24190, Canton, Ohio 44701. Such communications will be referred to the board of directors or an appropriate committee as determined by the Chairman.

Availability of Unizan’s Annual Report for the Year-ended December 31, 2003.    A copy of Unizan’s Form 10-K Annual Report for the fiscal year-ended December 31, 2003, as filed with the Securities and Exchange Commission, but without exhibits, will be furnished without charge to all persons who were shareholders as of the close of business on March 3, 2003, and who submit a written request for a copy to the Investor Relations Department, Unizan Financial Corp., P.O. Box 24190, Canton, Ohio 44701.

Householding.    If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. Known as “householding,” this practice reduces Unizan’s printing and postage costs. However, if you wish to receive a separate Annual Report or proxy statement in the future, you should contact your broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record. Shareholders who share an address to which a single Annual Report or proxy statement is delivered may, orally or in writing, request a separate copy of the Annual Report or proxy statement. Unizan will deliver the separate Annual Report or proxy statement promptly at your request.

We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the 2004 Annual Meeting in person. If you do attend the meeting, you may withdraw your proxy and cast your vote in person.

APPENDIX A

Unizan Financial Corp.

Audit Committee Charter

I.  PURPOSE:    One committee of the Board of Directors will be known as the Audit Committee. The primary function of the Audit Committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders, regulators and others. The Audit Committee’s primary duties and responsibilities are to:

❑	Provide an open avenue of communication among management, the Internal Audit Department, the Independent Public Accountants and the Board of Directors.

❑	Serve as an independent and objective party to monitor the corporation’s financial reporting process and internal control system.

❑	Review and appraise the audit efforts of the corporation’s Independent Public Accountant and Internal Audit Department.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated under Section IV: Responsibilities and Duties of this Charter.

II.  COMPOSITION:    The Audit Committee shall be comprised of five or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the committee. An independent director may not be associated with a major vendor to, or customer of, the company. All members of the committee shall have a working familiarity with basic finance and accounting practices. The committee will include at least one financial expert; otherwise, the committee will disclose that a financial expert is not on the committee.

III.  MEETINGS:    The committee will meet at least four times each year and more frequently if circumstances make that preferable. The Audit Committee Chairman has the power to call a committee meeting whenever he or she thinks there is a need. The committee may ask members of management or others to attend the meeting and is authorized to receive any and all pertinent information from management as determined by the committee. The committee will meet periodically with the Director of Internal Audit, the Independent Accountant and the Chief Financial Officer in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the Audit Committee.

IV.  RESPONSIBILITIES AND DUTIES:    To fulfill its responsibilities and duties the Audit Committee shall:

General

❑	The Audit Committee will report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

❑	The Audit Committee has the power to conduct or authorize investigations into matters within the committee’s scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

❑	The committee will do whatever else the law, the company’s charter or bylaws or the Board of Directors may require or direct.

❑	The committee will ensure that prompt payment procedures exist for amounts owed to an audit firm, independent counsel, accountants, or other advisors it retains.

❑	The committee will develop and maintain procedures for reacting to complaints received from employees on accounting and auditing matters.

❑	The Audit Committee will provide oversight to organizational efforts to comply with all applicable requirements of the Sarbanes-Oxley Act.

Responsibilities for engaging independent accountants and appointing the internal auditor

❑	The Audit Committee will recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and recommend to the Board of Directors the discharge of the independent accountants.

❑	The independent accountants will report directly to the Audit Committee, and will discuss issues on a timely basis and on a time frame that is efficient for the Audit Committee.

❑	The committee will ensure that the lead audit partner and reviewing partner will rotate as required.

❑	The Audit Committee will by majority vote hire, replace, or dismiss the Director of Internal Audit.

❑	The Audit Committee will conduct the performance review and make salary recommendations regarding the Director of Internal Audit.

❑	The Audit Committee will confirm and assure the independence of the independent accountants, including a review of management consulting services provided by the independent accountants and the fees paid for them.

❑	The Audit Committee will confirm and assure that a direct reporting relationship is maintained between the Director of Internal Audit and the Audit Committee.

❑	The Audit Committee will consider, in consultation with the independent accountant and the Director of Internal Audit, the audit scope and procedural plans made by the Director of Internal Audit and the independent accountants.

❑	The Audit Committee will make sure that the Director of Internal Audit and the independent accountants coordinate the internal and external audits.

Responsibilities for reviewing internal audits, the annual external audit, the review of quarterly and annual financial statements

❑	The Audit Committee will ascertain that the independent accountant views the Board of Directors as its client, that it will be available to the full Board of Directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

❑	The Audit Committee will discuss with management, the Director of Internal Audit, and the independent accountant significant risks and exposures and will assess management’s steps to minimize them.

❑	The Audit Committee will review the following with the independent accountant and the director of internal audit:

❑	a) The adequacy of the company’s internal controls, including computerized information system controls and security.

❑	b) Any significant findings and recommendations made by the independent accountant or Director of Internal Audit, together with management’s responses to them.

❑	Shortly after the annual examination is completed, the Audit Committee will review the following with management and the independent accountant:

a)	The company’s annual financial statements and related footnotes.

b)	The independent accountant’s audit of and report on the financial statements.

c)	The auditor’s qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures.

d)	Any serious difficulties or disputes with management encountered during the course of the audit

e)	Other matters related to the conduct of the audit that are to be communicated to the committee under generally accepted auditing standards.

❑	The Audit Committee will consider and review with management and the Director of Internal Audit:

a)	Any significant findings during the year and management’s responses to them.

b)	Any difficulties the encountered by the Internal Audit Department while conducting audits, including any restriction on the scope of their work or access to required information.

c)	Any changes to the planned scope of management’s internal audit plan that the committee thinks advisable.

d)	The Internal Audit Department’s budget and staffing.

e)	The Internal Audit Policy.

f)	The Internal Audit Department’s compliance with the IIA’s Standards for the Professional Practice of Internal Auditing (Standards).

❑	The Audit Committee will review the annual and quarterly filings with the SEC and other published documents containing the company’s financial statements and will consider whether the information in the filing is consistent with the information in the financial statements.

Periodic responsibilities

❑	Review and update the Audit Committee Charter annually or as needed.

❑	Review, with the Director of Internal Audit and the Independent Public Accountant, the results of their examination of compliance with the company’s Code of Conduct.

UNIZAN FINANCIAL CORP.

220 MARKET AVENUE SOUTH, CANTON, OHIO 44702

The undersigned hereby appoints Gene E. Little and William T. Stewart, or either one of them (with full power to act alone), my true and lawful attorney(s) for me in my name, place and stead, to vote all shares of common stock of Unizan Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on December 28, 2004, and at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1)	Election of Directors ☐ FOR all nominees listed below ☐ WITHHOLD AUTHORITY to vote for all

                                                         (Except as directed to the contrary below)             nominees listed below

E. Lang D’Atri; Russell W. Maier; James M. Matesich; E. Scott Robertson; Karl C. Saunders; John W. Straker, Jr.,

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED BELOW:

2)	To vote, in their discretion, upon such other business as may properly come before the meeting.

(Continued, and to be signed and dated on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, AUTHORITY IS GRANTED TO VOTE “FOR” ALL THE NOMINEES IDENTIFIED ABOVE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES IDENTIFIED ABOVE.

Please sign exactly as name(s) appears below.

Dated:	, 2004	Dated:	, 2004

Sign Here:		Sign Here:

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

If you plan on attending the Annual Meeting, please check here.  ☐

PLEASE SIGN, DATE, AND RETURN IMMEDIATELY USING THE ENCLOSED ENVELOPE